EXHIBIT 99.1

News Release

April 24, 2013

Ashland Inc. reports preliminary financial results for second quarter of fiscal 2013
Earnings from continuing operations equal $0.68 per diluted share; adjusted EPS, excluding key items, is $1.78 per diluted share

COVINGTON, Ky. – Ashland Inc. (NYSE: ASH), a global leader in specialty chemical solutions for consumer and industrial markets, today announced preliminary(1) financial results for the quarter ended March 31, 2013, the second quarter of its 2013 fiscal year.

Quarterly Highlights

(in millions except per-share amounts)	Quarter Ended March 31
	2013	2012
Operating income	$205	$179
Key items*	23	42
Adjusted operating income*	$228	$221

Adjusted EBITDA*	$339	$329

Diluted earnings per share (EPS)
From net income	$0.66	$1.10

From continuing operations	$0.68	$1.13
Key items*	1.10	0.39
Adjusted EPS from continuing operations*	$1.78	$1.52

Cash flows provided by operating activities from continuing operations	$158	$210
Free cash flow*	144	155

*See Tables 5, 6 and 7 for definitions and U.S. GAAP reconciliations.

Ashland reported income from continuing operations of $55 million, or $0.68 per diluted share, on sales of $2.0 billion. These results included several key items that together reduced income from continuing operations by approximately $88 million, net of tax, or $1.10 per diluted share. The two largest key items were related to debt refinancing during the quarter. The company incurred a $34 million after-tax cash expense related to the termination of interest-rate swaps and a $32 million after-tax non-cash charge related to accelerated debt issuance and other costs. Excluding all key items, Ashland’s adjusted earnings per share rose 17 percent, to $1.78, when compared to the year-ago quarter.

For the year-ago quarter, Ashland reported income from continuing operations of $90 million, or $1.13 per diluted share, on sales of $2.1 billion. The year-ago results included three key items that had a combined negative effect of $31 million, net of tax, or 39 cents per diluted share. Excluding these items, adjusted income from continuing operations was $121 million, or $1.52 per diluted share. (Please refer to Table 5 of the accompanying financial statements for details of key items in both periods.)

For the remainder of this news release, financial results exclude the effect of key items in both the current and prior-year quarters. On this basis, Ashland’s results as compared to the year-ago quarter were as follows:
•	Sales were $2.0 billion, a decline of 5 percent;
•	Operating income increased 3 percent to $228 million;
•	Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 3 percent to $339 million; and
•	EBITDA as a percent of sales increased 140 basis points to 17.2 percent.

“We faced a number of challenges in the second quarter, including economic weakness in several key regions, particularly Europe,” said James J. O’Brien, Ashland chairman and chief executive officer. “Each of our four commercial units reported year-over-year declines in sales in the face of soft demand. From a sequential standpoint, our performance was more encouraging. Sales at Ashland Specialty Ingredients grew 10 percent compared to the December quarter. Ashland Water Technologies’ performance has stabilized, and we expect continued improvement going forward. Ashland Performance Materials improved from the December quarter, with gains in sales and volumes consistent with seasonality. Ashland Consumer Markets turned in another strong earnings performance, both sequentially and year-over-year, as lower raw-material costs drove significant gains in EBITDA. During the second quarter, we also strengthened our capital structure by restructuring our debt to lock in attractive interest rates, extend our maturity schedule and put in place investment-grade covenants.”

Business Segment Performance
In order to aid understanding of Ashland’s ongoing business performance, the results of Ashland’s business segments are described below on an adjusted basis and EBITDA, or adjusted EBITDA, is reconciled to operating income in Table 7 of this news release.

Ashland Specialty Ingredients’ sales totaled $682 million, a decline of 6 percent when compared to a year ago. EBITDA declined 16 percent, to $156 million, while EBITDA as a percent of sales was 22.9 percent, down 280 basis points versus the year-ago quarter.  The EBITDA decline was driven primarily from selling straight-guar inventory, which was written down to market value in the first quarter and sold at no margin in the second quarter. In addition, Specialty Ingredients experienced lower volumes in the intermediates and solvents business, which accounted for the majority of Specialty Ingredients’ overall decline in the quarter. Specialty Ingredients’ non-guar energy business performed well with a 33 percent increase in sales versus the prior-year quarter. Sales and volumes in personal care were flat year over year, with growth in hair and oral care offset by home and skin care. On a sequential basis, Specialty Ingredients’ EBITDA rose 34 percent and EBITDA margin increased 430 basis points.

Ashland Water Technologies reported sales of $424 million in the March 2013 quarter, a decline of 1 percent from the year-ago quarter. Normalizing for currency effects and adjusting for divestitures, sales would have been up 1 percent. EBITDA was flat at $39 million. EBITDA as a percent of sales was 9.2 percent, up 10 basis points. On a sequential basis, EBITDA rose 15 percent and EBITDA margin increased 110 basis points. During the second quarter, Water Technologies’ paper business reported improved results. Two-thirds of the paper business’ sales come from the growing tissue and towel and packaging markets, where Ashland is a global leader. However, Water Technologies’ industrial water business, which includes both utility water and municipal wastewater treatment, has faced continuing challenges. A new management team with proven success in this space has been brought in to drive top-line growth and improved execution. In March, Water Technologies reorganized into two global business units – pulp and paper chemicals, and industrial water – to simplify the organization, sharpen the strategic focus and improve execution.

Ashland Performance Materials reported sales of $374 million, an 8-percent decrease compared to a year ago. EBITDA declined 6 percent to $33 million, while EBITDA as a percent of sales grew 20 basis points to 8.8 percent. Overall volumes were down 6 percent from the year-ago quarter, primarily due to lower demand for elastomers resulting from a weak North American replacement tire market. During the quarter, volume in adhesives and composites increased 9 percent sequentially, primarily reflecting seasonal improvement in North America.

Ashland Consumer Markets reported record second-quarter income driven by lower raw-material costs and improved results across nearly every segment of the business, with particularly strong results in Valvoline Instant Oil ChangeSM and in Valvoline’s International business. Although lubricant volumes declined 4 percent on a year-over-year basis, they rose 6 percent on a sequential basis. While year-over-year sales decreased 5 percent to $494 million, EBITDA rose 33 percent to $88 million. EBITDA as a percent of sales was 17.8 percent, an increase of 510 basis points versus the year-ago quarter.

After excluding the effects from key items, Ashland’s effective tax rate for the March 2013 quarter was 24 percent. Ashland now expects the effective tax rate for the full 2013 fiscal year to be in the range of 25-27 percent.

“Despite facing soft demand and economic challenges in a number of markets, we were able to increase adjusted earnings per share by 17 percent and generate $144 million in free cash during the quarter,” O’Brien said. “Overall, our Specialty Ingredients business held up well during a tough economic environment and Water Technologies has stabilized. Performance Materials’ adhesive and composites businesses benefited from an increase in seasonal demand and Consumer Markets turned in another great quarter.”

Outlook
In late 2011, Ashland outlined a plan to increase earnings to a range of $9.50-$10.50 per share and to grow EBITDA to $1.7 billion by fiscal 2014. That three-year plan was based on business forecasts as well as a variety of assumptions related to global economic growth, market demand and other factors.

“We are now halfway through that three-year plan and the reality is that some of those expectations, particularly those related to growth in emerging markets, have not materialized. As a result, our recent performance has been below target,” O’Brien explained. “In light of the broader economic challenges and market softness Ashland is facing in a number of key regions around the world, it is now unlikely that we will be able to achieve that range for earnings per share or EBITDA.”

He said that while fiscal 2013 is shaping up to be more challenging than originally expected, Ashland’s strategic focus has not changed.

“We will continue to look for ways to drive improvements that will lead to sustained sales and earnings growth. Since beginning our transformation into a specialty chemical company in 2004, we have executed our strategy of acquiring higher-margin businesses with strong growth potential, while divesting cyclical or underperforming businesses and returning capital to our shareholders. As a result, we have dramatically reshaped the company and positioned Ashland for long-term success. We remain fully committed to unlocking value and generating significant returns for Ashland shareholders,” O’Brien said.

Conference Call Webcast
Ashland will host a live webcast of its second-quarter conference call with securities analysts at 9 a.m. EDT Wednesday, April 24, 2013. The webcast and supporting materials will be accessible through Ashland’s website at http://investor.ashland.com. Following the live event, an archived version of the webcast and supporting materials will be available for 12 months.

Use of Non-GAAP Measures
This news release includes certain non-GAAP (Generally Accepted Accounting Principles) measures. Such measurements are not prepared in accordance with GAAP and should not be construed as an alternative to reported results determined in accordance with GAAP. Management believes the use of such non-GAAP measures assists investors in understanding the ongoing operating performance of the company and its segments. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP amounts have been reconciled with reported GAAP results in Tables 5, 6 and 7 of the financial statements provided with this news release.

About Ashland
In more than 100 countries, the people of Ashland Inc. (NYSE: ASH) provide the specialty chemicals, technologies and insights to help customers create new and improved products for today and sustainable solutions for tomorrow. Our chemistry is at work every day in a wide variety of markets and applications, including architectural coatings, automotive, construction, energy, food and beverage, personal care, pharmaceutical, tissue and towel, and water treatment. Visit ashland.com to see the innovations we offer through our four commercial units – Ashland Specialty Ingredients, Ashland Water Technologies, Ashland Performance Materials and Ashland Consumer Markets.
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C-ASH

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “may,” “will,” “should” and “intends” and the negatives of these words or other comparable terminology. In addition, Ashland may from time to time make forward-looking statements in its filings with the Securities and Exchange Commission (SEC), news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance and financial condition, the economy and other future events or circumstances. Ashland’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: Ashland’s substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Ashland’s future cash flows, results of operations, financial condition and its ability to repay debt), severe weather, natural disasters, and legal proceedings and claims (including environmental and asbestos matters). Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements, including, without limitation, risks and uncertainties affecting Ashland that are described in its most recent Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at www.sec.gov. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Ashland undertakes no obligation to subsequently update any forward-looking statements made in this news release or otherwise except as required by securities or other applicable law.

(1) Preliminary Results
Financial results are preliminary until Ashland’s Form 10-Q for the quarter ended March 31, 2013, is filed with the SEC.

SMService mark, Ashland or its subsidiaries, registered in various countries

FOR FURTHER INFORMATION:

Investor Relations:
Jason Thompson
+1 (859) 815-4454
jlthompson@ashland.com

Media Relations:
Gary Rhodes
+1 (859) 815-3047
glrhodes@ashland.com

Ashland Inc. and Consolidated Subsidiaries				Table 1
STATEMENTS OF CONSOLIDATED INCOME
(In millions except per share data - preliminary and unaudited)

	Three months ended		Six months ended
	March 31		March 31
	2013	2012	2013	2012

Sales	$1,974	$2,079	$3,843	$4,009
Cost of sales	1,406	1,504	2,738	2,912
GROSS PROFIT	568	575	1,105	1,097
Selling, general and administrative expense	342	381	685	743
Research and development expense	39	31	71	61
Equity and other income	18	16	32	30
OPERATING INCOME	205	179	381	323
Net interest and other financing expense	145	56	189	113
Net gain (loss) on acquisitions and divestitures	7	1	7	(3)
INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	67	124	199	207
Income tax expense	12	34	42	57
INCOME FROM CONTINUING OPERATIONS	55	90	157	150
Loss from discontinued operations (net of income taxes)	(2)	(2)	(3)	(1)

NET INCOME	$53	$88	$154	$149

DILUTED EARNINGS PER SHARE
Income from continuing operations	$.68	$1.13	$1.95	$1.89
Loss from discontinued operations	(.02)	(.03)	(.03)	(.02)
Net income	$.66	$1.10	$1.92	$1.87

AVERAGE COMMON SHARES AND ASSUMED CONVERSIONS	80	80	80	79

SALES
Specialty Ingredients	$682	$723	$1,304	$1,351
Water Technologies	424	428	845	876
Performance Materials	374	408	719	787
Consumer Markets	494	520	975	995
	$1,974	$2,079	$3,843	$4,009

OPERATING INCOME (LOSS)
Specialty Ingredients	$87	$115	$159	$186
Water Technologies	10	23	26	45
Performance Materials	21	22	35	55
Consumer Markets	79	57	145	104
Unallocated and other	8	(38)	16	(67)
	$205	$179	$381	$323

Ashland Inc. and Consolidated Subsidiaries		Table 2
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions - preliminary and unaudited)

	March 31	September 30
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$468	$523
Accounts receivable	1,450	1,481
Inventories	930	1,008
Deferred income taxes	119	116
Other assets	78	81
Total current assets	3,045	3,209

Noncurrent assets
Property, plant and equipment
Cost	4,564	4,478
Accumulated depreciation and amortization	1,776	1,646
Net property, plant and equipment	2,788	2,832

Goodwill	3,333	3,342
Intangibles	1,871	1,936
Asbestos insurance receivable (noncurrent portion)	441	449
Equity and other unconsolidated investments	222	217
Other assets	551	539
Total noncurrent assets	9,206	9,315

Total assets	$12,251	$12,524

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term debt	$456	$344
Current portion of long-term debt	20	115
Trade and other payables	767	877
Accrued expenses and other liabilities	527	577
Total current liabilities	1,770	1,913

Noncurrent liabilities
Long-term debt (noncurrent portion)	3,033	3,131
Employee benefit obligations	1,757	1,839
Asbestos litigation reserve (noncurrent portion)	739	771
Deferred income taxes	224	208
Other liabilities	571	633
Total noncurrent liabilities	6,324	6,582

Stockholders’ equity	4,157	4,029

Total liabilities and stockholders' equity	$12,251	$12,524

Ashland Inc. and Consolidated Subsidiaries				Table 3
STATEMENTS OF CONSOLIDATED CASH FLOWS
(In millions - preliminary and unaudited)
	Three months ended		Six months ended
	March 31		March 31
	2013	2012	2013	2012

CASH FLOWS (USED) PROVIDED BY OPERATING ACTIVITIES
FROM CONTINUING OPERATIONS
Net income	$53	$88	$154	$149
Loss from discontinued operations (net of income taxes)	2	2	3	1
Adjustments to reconcile income from continuing operations to cash flows from operating activities
Depreciation and amortization	104	108	212	212
Debt issuance cost amortization	52	6	57	12
Purchased in-process research and development expense	4	-	4	-
Deferred income taxes	(2)	1	(5)	3
Equity income from affiliates	(9)	(7)	(14)	(14)
Distributions from equity affiliates	-	-	5	1
Gain from sale of property and equipment	-	(1)	(1)	(1)
Stock based compensation expense	8	7	17	13
Net (gain) loss on acquisitions and divestitures	(7)	(1)	(7)	1
Inventory fair value adjustment related to ISP acquisition	-	4	-	28
Change in operating assets and liabilities (a)	(47)	3	(186)	(377)
	158	210	239	28
CASH FLOWS (USED) PROVIDED BY INVESTING ACTIVITIES
FROM CONTINUING OPERATIONS
Additions to property, plant and equipment	(66)	(55)	(117)	(98)
Proceeds from disposal of property, plant and equipment	1	1	3	3
Proceeds from sale of available-for-sale securities	-	4	-	4
Proceeds from sale of operations or equity investments	-	43	-	42
	(65)	(7)	(114)	(49)
CASH FLOWS (USED) PROVIDED BY FINANCING ACTIVITIES
FROM CONTINUING OPERATIONS
Proceeds from issuance of long-term debt	2,320	2	2,320	2
Repayment of long-term debt	(2,475)	(34)	(2,518)	(57)
Proceeds from/(repayment of) short-term debt	108	(20)	113	(28)
Debt issuance costs	(36)	-	(36)	-
Cash dividends paid	(18)	(14)	(36)	(27)
Proceeds from exercise of stock options	-	1	1	2
Excess tax benefits related to share-based payments	2	3	4	3
	(99)	(62)	(152)	(105)
CASH (USED) PROVIDED BY CONTINUING OPERATIONS	(6)	141	(27)	(126)
Cash used by discontinued operations
Operating cash flows	(15)	(5)	(31)	(8)
Effect of currency exchange rate changes on cash and
cash equivalents	1	(3)	3	(4)
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(20)	133	(55)	(138)
Cash and cash equivalents - beginning of period	488	466	523	737
CASH AND CASH EQUIVALENTS - END OF PERIOD	$468	$599	$468	$599

DEPRECIATION AND AMORTIZATION
Specialty Ingredients	$65	$67	$131	$132
Water Technologies	18	18	36	37
Performance Materials	12	13	28	25
Consumer Markets	9	9	17	18
Unallocated and other	-	1	-	-
	$104	$108	$212	$212
ADDITIONS TO PROPERTY, PLANT AND EQUIPMENT
Specialty Ingredients	$29	$23	$56	$47
Water Technologies	12	12	23	20
Performance Materials	11	9	15	16
Consumer Markets	7	6	12	8
Unallocated and other	7	5	11	7
	$66	$55	$117	$98

(a) Excludes changes resulting from operations acquired or sold.

Ashland Inc. and Consolidated Subsidiaries				Table 4
INFORMATION BY INDUSTRY SEGMENT
(In millions - preliminary and unaudited)

	Three months ended		Six months ended
	March 31		March 31
	2013	2012	2013	2012
SPECIALTY INGREDIENTS
Sales per shipping day	$10.8	$11.3	$10.4	$10.8
Metric tons sold (thousands)	100.7	104.6	189.6	194.6
Gross profit as a percent of sales (a) (b)	30.5%	32.9%	30.7%	31.4%
WATER TECHNOLOGIES
Sales per shipping day	$6.7	$6.7	$6.8	$7.0
Gross profit as a percent of sales (a)	33.3%	32.1%	33.3%	31.4%
PERFORMANCE MATERIALS
Sales per shipping day	$5.9	$6.4	$5.7	$6.3
Metric tons sold (thousands)	131.5	140.5	256.1	277.9
Gross profit as a percent of sales (a)	14.6%	14.6%	15.1%	16.8%
CONSUMER MARKETS
Lubricant sales (gallons)	39.2	40.7	76.4	77.4
Premium lubricants (percent of U.S. branded volumes)	34.2%	30.4%	33.5%	29.9%
Gross profit as a percent of sales (a)	31.9%	26.4%	31.0%	25.9%

(a)	Gross profit as a percent of sales is defined as sales, less cost of sales divided by sales.
(b)
Gross profit for the six months ended March 31, 2013 includes a loss of $31 million related to certain commoditized guar inventories, as well as income of $22 million related to the settlement of a business interruption insurance claim. Excluding these two items, the gross profit percentage would have been 31.4%. Gross profit for the three and six months ended March 31, 2012 includes expense of $4 million and $28 million, respectively, related to the fair value of inventory acquired from ISP. Excluding this expense, the gross profit percentage would have been 33.5% for both prior periods.

Ashland Inc. and Consolidated Subsidiaries						Table 5
RECONCILIATION OF NON-GAAP DATA - INCOME (LOSS) FROM CONTINUING OPERATIONS
(In millions - preliminary and unaudited)

	Three Months Ended March 31, 2013
	Specialty	Water	Performance	Consumer	Unallocated
	Ingredients	Technologies	Materials	Markets	& Other	Total
OPERATING INCOME (LOSS)
Restructuring and other integration costs	$-	$(11)	$-	$-	$(6)	$(17)
Foreign tax assessment	-	-	-	-	(2)	(2)
Impairment of IPR&D assets	(4)	-	-	-	-	(4)
All other operating income	91	21	21	79	16	228
Operating income	87	10	21	79	8	205

NET INTEREST AND OTHER FINANCING EXPENSE
Interest rate swaps termination charge					52	52
Accelerated debt issuance and other costs					47	47
All other interest and other financing expense					46	46
					145	145

NET GAIN ON ACQUISITIONS AND DIVESTITURES					7	7

INCOME TAX EXPENSE (BENEFIT)
Key items					(41)	(41)
Tax adjustments and discrete items					7	7
All other income tax expense					46	46
					12	12
INCOME (LOSS) FROM CONTINUING OPERATIONS	$87	$10	$21	$79	$(142)	$55

	Three Months Ended March 31, 2012
	Specialty	Water	Performance	Consumer	Unallocated
	Ingredients	Technologies	Materials	Markets	& Other	Total
OPERATING INCOME (LOSS)
Restructuring and other integration costs	$-	$2	$-	$-	$(24)	$(22)
Discontinued planned facility	-	-	-	-	(16)	(16)
Inventory fair value adjustment	(4)	-	-	-	-	(4)
All other operating income	119	21	22	57	2	221
Operating income	115	23	22	57	(38)	179

NET INTEREST AND OTHER FINANCING EXPENSE					56	56

NET GAIN ON ACQUISITIONS AND DIVESTITURES					1	1

INCOME TAX EXPENSE (BENEFIT)
Key items					(11)	(11)
All other income tax expense					45	45
					34	34
INCOME (LOSS) FROM CONTINUING OPERATIONS	$115	$23	$22	$57	$(127)	$90

Ashland Inc. and Consolidated Subsidiaries				Table 6
RECONCILIATION OF NON-GAAP DATA - FREE CASH FLOW
(In millions - preliminary and unaudited)

	Three months ended		Six months ended
	March 31		March 31
Free cash flow (a)	2013	2012	2013	2012
Total cash flows provided by operating activities
from continuing operations	$158	$210	$239	$28
Adjustments:
Additions to property, plant and equipment	(66)	(55)	(117)	(98)
Payment resulting from termination of interest rate swaps (b)	52	-	52	-
ISP acquisition - change in control payment (c)	-	-	-	92
Free cash flows	$144	$155	$174	$22

(a)	Free cash flow is defined as cash flows provided by operating activities less additions to property, plant and equipment (no longer includes an adjustment for dividends).
(b)	Since payment was generated as a result of financing activity, this amount has been included within this calculation.
(c)	Since payment was generated as a result of investment activity, this amount has been included within this calculation.

Ashland Inc. and Consolidated Subsidiaries		Table 7
RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA
(In millions - preliminary and unaudited)

	Three months ended
	March 31
Adjusted EBITDA - Ashland Inc.	2013	2012
Net income	$53	$88
Income tax expense	12	34
Net interest and other financing expense	145	56
Depreciation and amortization (a)	104	107
EBITDA	314	285
Loss from discontinued operations (net of income taxes)	2	2
Operating key items (see Table 5)	23	42
Adjusted EBITDA	$339	$329

Adjusted EBITDA - Specialty Ingredients
Operating income	$87	$115
Add:
Depreciation and amortization	65	67
Key items (see Table 5)	4	4
Adjusted EBITDA	$156	$186

Adjusted EBITDA - Water Technologies
Operating income	$10	$23
Add:
Depreciation and amortization	18	18
Key items (see Table 5)	11	(2)
Adjusted EBITDA	$39	$39

Adjusted EBITDA - Performance Materials
Operating income	$21	$22
Add:
Depreciation and amortization (a)	12	13
Key items (see Table 5)	-	-
Adjusted EBITDA	$33	$35

Adjusted EBITDA - Consumer Markets
Operating income	$79	$57
Add:
Depreciation and amortization	9	9
Key items (see Table 5)	-	-
Adjusted EBITDA	$88	$66

(a)	Depreciation and amortization for the three months ended March 31, 2012 excludes $1 million of accelerated depreciation which is displayed as a key item (as applicable) within this table.